EXHIBIT 2.6

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:   HOSPITALITY COMPANIES,            ss. CASE NO. 00-30768-BJH-11
INC.,                                      ss.
                                           ss.
HCI ACQUISITION 1998-1, INC.,              ss. CASE NO. 00-30769-SAF-11
d/b/a Restaurant Equipment and Supply Co.  ss.
d/b/a Spener Restaurant Design,            ss.
                                           ss.
HCI ACQUISITION 1998-2, INC. d/b/a         ss. CASE NO. 00-30770-BJH-11
Precision Stainless Fabricators,           ss.
                                           ss.
NOR-TEX DISTRIBUTING, INC.,                ss. CASE NO. 00-30771-HCA-11
                                           ss.
SHACKELFORD, INCORPORATED                  ss. CASE NO. 00-30772-SAF-11
d/b/a Relco Refrigerated Co.,              ss.
                                           ss.
SHEPHERD FOOD EQUIPMENT, INC.,             ss. CASE NO. 00-30773-RCM-11
d/b/a Global Shepherd Food Equipment,      ss. Jointly Administered Under
                                           ss. Case No. 00-30768-BJH-11
         Debtors.                          ss.
                                           ss. Hearing Date:  September 27, 2000
                                           ss. Hearing Time:  10:00 a.m.


                    ORDER SUPPLEMENTING ORDER OF CONFIRMATION
                    -----------------------------------------


         The Court, having entered its Order Confirming Joint Plan of Reorganization and Fixing Deadlines for Filing Administrative Claims, Fee Claims and Rejection Claims on September 27, 2000 (the "Confirmation Order"), hereby enters its Order Supplementing Order of Confirmation as follows:

         IT IS FURTHER ORDERED THAT:

         1. The Confirmation Order is hereby supplemented to reflect that, based upon the testimony provided at the hearing on confirmation, the Debtor has met its burden under 11 U.S.C. ss. 1129(b) and the Court therefore finds that the Plan meets the requirements of ss.1129(b) in that the Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted the Plan.


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         2. The  Confirmation  Order is  further  supplemented  to set forth the percentage of revenue attributed to each reserve as established under the Plan for purposes of future distributions to unsecured creditors by the Creditors Trust. The Court determines, pursuant to Section 5.02 of the Plan, that after full payment of Bank of America's Allowed Secured Claim and the Allowed Administrative Claims, the Unsecured Creditors Fund is owned as follows: (i) holders of Allowed General Unsecured Claims of Hospitality Companies, Inc. own one percent (1%) of revenue; (ii) holders of Allowed General Unsecured Claims of HCI Acquisition 1998-1, Inc. own six percent (6%) of revenue; (iii) holders of Allowed General Unsecured Claims of HCI Acquisition 1998-2, Inc. own two percent (2%) of revenue; (iv) holders of Allowed General Unsecured Claims of Nor-Tex Distributing, Inc. own twenty-two percent (22%); (v) holders of Allowed General Unsecured Claims of Shackelford Incorporated own fifty-two percent (52%) of revenue; and (vi) holders of Allowed General Unsecured Claims of Shepherd Food Equipment, Inc. own seventeen percent (17%) of revenue.

DATED:            January 18, 2001
        --------------------------


                                                     /s/ Barbara J. Houser
                                                --------------------------------
                                                BARBARA J. HOUSER,
                                                UNITED STATES BANKRUPTCY JUDGE



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